Exhibit 10.10(iii)
SECOND AMENDMENT TO LEASE AGREEMENT
This SECOND AMENDMENT TO LEASE AGREEMENT (“Second Amendment”) is made and entered into as of the 2nd day of April, 2015, by and between KR 690 MIDDLEFIELD, LLC, a Delaware limited liability company (“Landlord”), and SYNOPSYS, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
R E C I T A L S :
A.     Landlord (as successor-in-interest to 690 E. Middlefield Road Fee, LLC, a Delaware limited liability company) and Tenant are parties to that certain 690 E. Middlefield Road Lease Agreement dated as of October 14, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated November 27, 2012 (the “First Amendment”), and that certain Acknowledgement of Commencement of Term dated of even date herewith (the “Commencement Acknowledgement”) (the Lease, the First Amendment, and the Commencement Acknowledgement are hereinafter collectively referred to as the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord the property located at 690 E. Middlefield Road, Mountain View, CA (the “Project”), as more particularly described in the Lease.
B.     Landlord and Tenant desire to amend and modify the Work Letter attached to the Original Lease as Exhibit B (the “Work Letter”), as more particularly set forth below.
A G R E E M E N T:
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.     Capitalized Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.
2.     Increase in Tenant Allowance. The Tenant Allowance, as set forth in Section 14 (a) of the Work Letter, is hereby increased by One Hundred Ninety-Two Thousand Five Hundred Sixty-Nine Dollars ($192,569.00), from Twenty-One Million Two Hundred Forty-Nine Thousand One Hundred Fifty Dollars ($21,249,150.00) to Twenty-One Million Four Hundred Forty-One Thousand Seven Hundred Nineteen Dollars ($21,441,719.00). Pursuant to the Tenant Expenditure Authorization (“TEA”) attached hereto as Exhibit A, the foregoing increase in the Tenant Allowance is attributable to the transfer of the obligation to construct certain components of Landlord’s Work, as set forth in the TEA as Items COR #22A, #24, #54, #55, and #56 (the “New Tenant’s Work Obligations”), from Landlord to Tenant, less the costs chargeable to Tenant for changes to Landlord’s Work which were previously implemented by Landlord at Tenant’s request (as set forth in the TEA as Items COR #13, #15, #16, #17, #18, #19, #21, #22, #23, #25, #26, #28, #29, #30, #31, #32, #33, #40, #44, #45, #46, and #47 (collectively, the “Additional Landlord’s Work Obligations”)). The New Tenant’s Work Obligations shall constitute part of Tenant’s Work and shall be constructed by Tenant in accordance with the Tenant’s Plans previously approved by Landlord. The parties’ agreement to increase the Tenant Allowance by the amount set forth in this Section 2, and to apply the amounts owing by Tenant to Landlord for the Additional Landlord’s Work Obligations as a credit against the amount of cost savings in the Landlord’s Work due to the New Tenant’s Work Obligations as set forth in the TEA, supersedes the terms of Section 13 of the Work Letter with respect to Tenant’s obligation to pay Landlord directly for Change Orders to Landlord’s Work or the Landlord’s Plans.
3.     Tenant’s Cost. The cost of Tenant’s Work is anticipated to be approximately Thirty-Nine Million Four Hundred Thousand Dollars ($39,400,000.00) (subject to additional change orders), as set forth in that certain Standard Form of Agreement Between Owner and Construction Manager as Constructor dated May 28, 2013 and the change orders which have been approved prior to the date of this Second Amendment, and therefore the cost of Tenant’s Work is anticipated to be less than Forty-Four Million Three Hundred Twenty-One Thousand Thirty Dollars ($44,321,030.00), as referenced in Section 14 (b) of the Work Letter.

KILROY REALTY
690 E. Middlefield Road
[Synopsys, Inc.]

4.    Landlord’s and Tenant’s Respective Payment Obligations for Tenant’s Work. In accordance with Section 14(b) of the Work Letter, effective as of the date hereof the following provisions shall apply to Landlord’s and Tenant’s respective obligations to pay for the costs of Tenant’s Work that are allowed to be funded by the Tenant Allowance:
4.1     Landlord shall pay Tenant fifty percent (50%) of the amount of each request submitted by Tenant for disbursement from the Tenant Allowance subject to the terms of Section 14(c) of the Work Letter (provided that such disbursement request qualifies for payment from the Tenant Allowance pursuant to the provisions of the Work Letter) until Landlord has disbursed a total of Seventeen Million Nine Hundred Fifty-Eight Thousand Two Hundred Eighty-One Dollars ($17,958,281.00) for such disbursement requests in the aggregate. The parties acknowledge that Landlord has previously disbursed the full $17,958,281.00 prior to the date of this Second Amendment.
4.2     Tenant shall pay from its own funds (directly to its contractors) fifty percent (50%) of the amount of each request submitted by Tenant for disbursement from the Tenant Allowance subject to the terms of Section 14(c) of the Work Letter (provided that such disbursement request qualifies for payment from the Tenant Allowance pursuant to the provisions of the Work Letter) until Tenant has paid Seventeen Million Nine Hundred Fifty-Eight Thousand Two Hundred Eighty-One Dollars ($17,958,281.00) for such disbursement requests in the aggregate. In no event shall the amounts payable by Tenant under this Section 4.2 be payable by Landlord from the Tenant Allowance. The parties acknowledge that Tenant has previously paid the full $17,958,281.00 prior to the date hereof.
4.3     In view of the fact that Landlord and Tenant have previously paid the full amounts required under Sections 4.1 and 4.2 above, Landlord shall hereafter pay one hundred percent (100%) of the amount of each request submitted by Tenant for disbursement from the Tenant Allowance subject to the terms of Section 14(c) of the Work Letter (provided that such disbursement request qualifies for payment from the Tenant Allowance pursuant to the provisions of the Work Letter), but in no event shall Landlord be required to disburse more than the remaining balance of the Tenant Allowance and any such disbursement from the Tenant Allowance shall be in accordance with Section 14(c) of the Work Letter. Based on the calculations set forth in Sections 2 and 3 above, the remaining balance of the Tenant Allowance following the disbursements and payments set forth in Sections 4.1 and 4.2 above was equal to Three Million Four Hundred Eighty Three Thousand Four Hundred Thirty-Eight Dollars ($3,483,438.00), but as the result of subsequent disbursements by Landlord of the Tenant Allowance, as of the date of this Second Amendment the remaining balance of the Tenant Allowance equals One Million Seven Hundred Nineteen Thousand Nine Hundred Sixty-Eight and 89/100 Dollars ($1,719,968.89).
5.    Landlord’s Work. The parties hereby acknowledge and agree that (i) Landlord’s Work (including, without limitation, the Additional Landlord’s Work Obligations, but excluding the components of the originally contemplated Landlord’s Work which now constitute the New Tenant’s Work Obligations) has previously been completed by Landlord, and (ii) notwithstanding any contrary provision of the Lease or the Work Letter, Landlord shall have no obligation to construct the work comprising the New Tenant’s Work Obligations or the corresponding work that would have otherwise been part of Landlord’s Work. Further notwithstanding any contrary provision of the Lease, as amended hereby, or the Work Letter, Landlord shall, at Landlord’s sole cost, following Landlord’s receipt of notice from Tenant on or prior to March 20, 2020, (i) repair any structural defects in the concrete retaining wall located at the Project or cosmetic defects which are unsightly to an unreasonable extent in the event that a structural engineer selected by Landlord and reasonably approved by Tenant determines that such wall has structurally failed or has cosmetic defects which are unsightly to an unreasonable extent, and (ii) repair the decorative scored asphalt at the Project in the event that the deteriorating condition of such asphalt becomes unsightly to an unreasonable extent or there is a reasonable likelihood that such deteriorating condition will cause personal injury (collectively, “Landlord’s Extra Repair Obligations Through 3/20/20”). The parties agree that Landlord’s Extra Repair Obligations Through 3/20/20 shall not apply with respect to any matters for which Tenant fails to notify Landlord in writing on or prior to March 20, 2020. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).

KILROY REALTY
690 E. Middlefield Road
[Synopsys, Inc.]

6.     Tenant’s Removal Obligations at End of Lease Term. Notwithstanding any contrary provision of the Work Letter, Landlord hereby reserves the right to require Tenant, at Tenant’s sole cost, to remove the Tenant cafeteria prior to the expiration or sooner termination of the Lease, as amended, and restore such portion of the building to the condition that would have existed pursuant to Landlord’s Plans had such cafeteria not been constructed, upon written notice from Landlord to Tenant prior to the expiration or sooner termination of the Lease, as amended. Further notwithstanding any contrary provision of the Work Letter, Landlord hereby waives the right to require Tenant to remove any items of the New Tenant’s Work Obligations, and except for the Tenant cafeteria, any other items of the Additional Landlord’s Work Obligations, upon the expiration or sooner termination of the Lease.
7.     No Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this Second Amendment. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease.
8.     Utility Billing Information. In connection with any electricity, gas and/or water services to the Premises which Tenant is permitted or required by the Lease to contract for directly with the third-party provider thereof, Tenant shall promptly following written request by Landlord provide Landlord with a copy of the invoices received by Tenant from such third-party providers. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”), Landlord may be required to disclose information concerning Tenant’s energy usage at the Premises to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Buildings (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, except to the extent of Landlord’s gross negligence in preparing the Tenant Energy Use Disclosure, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 8 shall survive the expiration or earlier termination of the Lease, as amended.
9.     Governing Law. This Second Amendment shall be construed according to the laws of the State of California, without regard to choice of law provisions thereof.
10.     Attorneys’ Fees and Costs. In the event of any action at law or in equity between the parties to enforce any of the provisions of this Second Amendment, any unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees (including costs and expenses incurred in connection with all appeals) incurred by the successful party, and these costs, expenses and attorneys’ fees may be included in and as part of the judgment. A successful party shall be any party who is entitled to recover its costs of suit, whether or not the suit proceeds to final, non-appealable judgment.
11.     Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized, original signatures of each of the parties hereto.
12.     Conflict; No Further Modification. In the event of any conflict between the Lease and this Second Amendment, the terms of this Second Amendment shall prevail. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease and all exhibits thereto shall remain unmodified and in full force and effect.
13.     Waiver. No failure or delay by either party to insist upon the strict performance of any term, condition or covenant of this Second Amendment, or to exercise any right, power or remedy hereunder shall constitute a waiver of the same or any other term of this Second Amendment or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

KILROY REALTY
690 E. Middlefield Road
[Synopsys, Inc.]

14.    Captions and Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Second Amendment.
[signatures on following page]

KILROY REALTY
690 E. Middlefield Road
[Synopsys, Inc.]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.
LANDLORD:
KR 690 MIDDLEFIELD, LLC,
a Delaware limited liability company
By:    Kilroy Realty, L.P.,
a Delaware limited partnership,
Its Sole Member
By: Kilroy Realty Corporation,
a Maryland Corporation,
Its General Partner
By: /s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken
Title: Executive Vice President, Chief Operating Officer
By: /s/ Mike L. Sanford
Name: Mike L. Sanford
Title: Executive Vice President, Northern California
TENANT:
SYNOPSYS, INC.,
a Delaware corporation

By:	/s/ Jan Collinson
Name:	Jan Collinson
Title:	Senior Vice President, Human Resources and Facilities.

KILROY REALTY
690 E. Middlefield Road
[Synopsys, Inc.]

EXHIBIT A
TENANT EXPENDITURE AUTHORIZATION

Synopsys, Inc. 690 E. Middlefield Rd. Mountain View, CA

TENANT EXPENDITURE AUTHORIZATION
ABOVE STANDARD COST ANALYSIS
Date:    3/11/2015

Item#	Scope	Cost
COR # 13	Increase stair riser by 15" at Stair 1 & 2. Rotate Stair 2 by 90 Degrees	$164,372.00
COR # 15	Additional Pavilion Pavers	$30,575.00
COR # 16	Enlarge IDF Rooms to 12' x 12'	$9,214.00
COR # 17	Enlarge IDF room fan coil units to 2.5 tons per owner direction	$4,963.00
COR # 18	Depressed SOG by 5 1/2“ except at core or cafeteria areas	$121,708.00
COR # 19	Addition of (3) 30 ft. aluminium flagpoles	$11,254.00
COR # 21	Upsize shell generators to 500 KW to accommodate Tl loads	$350,649.00
COR # 22	(40) Turtle Storage bike locker	$—
COR # 22A	(40) Hannan Specialties bike locker (Alternate to 22A)	($62,803.000)
COR # 23	Add 4 showers and 4 sinks in Building 2 Men’s $ Women’s restrooms	$101,476.00
COR # 24	Credit for Lobby Stair Removal	($1,588,465.000)
COR # 25	Revise HVAC to (4) 125 ton units with shafts	$121,477.00
COR # 26	Add loading docks to both buildings	$138,540.00
COR # 28	Enlarge Ground floor restrooms. Add 2 urinals and 2 toilets each building	$51,188.00
COR # 29	Replace sing with urinal at men’s restroom floors 2-5	$1,834.00
COR # 30	Revise restroom fixture and accessories at all floors	$169,421.00

COR # 31	Modify entrance mats to 10' total length, add 5' exterior mats	$23,256.00
COR # 32	Building 1 and site revisions to accommodate future tenant cafeteria	$53,479.00
COR # 33	Site electrical revisions and plumbing site revisions	$304,297.00
COR # 40	Added and revised exterior doors	$29,364.00
COR # 44	Add to include BacNet interface to lighting control panels	$11,813.00
COR # 45	Smoker’s Court Design Fee	$780.00
COR # 46	2 Level Parking Structure Conceptual Design	$15,000.00
COR # 47	Installation of conduit for tenant fiberlines	$52,974.00
COR # 54	Remove Monument Signage scope from DCI scope	($256,875.000)
COR # 55	Credit to remove unfinished items at sport court area from scope of work. Entire area including existing parking lot to be left in current conditions.	($23,765.000)
COR # 56	Signage Allowance (Code Compliance) Reconciliation	($28,295.000)

	Total	($192,569.000)

KILROY REALTY
690 E. Middlefield Road
[Synopsys, Inc.]
EXHIBIT A

ACKNOWLEDGEMENT OF COMMENCEMENT OF TERM
April 2, 2015
Synopsys
700 E. Middlefield Road
Mountain View, CA 94043
Attn: Vice President, Real Estate and Facilities

Re:
Acknowledgement and Confirmation of Commencement Date under the 690 E. Middlefield Road Lease Agreement between KR 690 MIDDLEFIELD, LLC (as successor-in-interest to 690 E. Middlefield Road Fee, LLC) (“Landlord”) and Synopsys, Inc. (“Tenant”), dated as of October 14, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated November 27, 2012 (the “First Amendment”), and that certain Second Amendment to Lease Agreement dated as of even date herewith (the “Second Amendment”)

Ladies and Gentlemen:
This letter will confirm that:

1.
The Early Occupancy Period under (and as defined in) the Original Lease, as amended, commenced on January 5, 2015 and the Commencement Date under (and as defined in) the Original Lease, as amended, is March 1, 2015.

2.
The Rent Commencement Date under (and as defined in) the Original Lease, as amended, is September 1, 2015; however pursuant to Section 2(b) of the Original Lease, due to Tenant’s early occupancy of the Premises, the actual date that Tenant shall commence to pay Base Rent in accordance with the terms of the Lease is July 5, 2015, and Tenant is obligated to pay Expenses for the Premises commencing as of January 5, 2015.

3.	The Expiration Date under (and as defined in) the Original Lease, as amended, is August 31, 2030.

4.	Tenant has accepted delivery of the Premises.

5.
Landlord’s Work is complete and to Tenant’s knowledge the condition of the Buildings (including Landlord’s Work) complies with Landlord’s obligations under the Original Lease and the Work Letter attached thereto as Exhibit B.

6.
The provisions of Section 45 of the Original Lease (regarding the possible increase in the rentable square footage of the Premises) have terminated, and the rentable square footage of the Premises is 340,913.

7.
The Option Agreement between Landlord and Tenant and dated of even date with the Original Lease has terminated without Tenant exercising its right to purchase the Project, and Tenant has no further right to purchase the Project pursuant thereto. Please acknowledge your receipt of this letter and confirmation of, and agreement with, the foregoing by signing and returning a copy to the undersigned.

Very truly yours,
KR 690 MIDDLEFIELD, LLC,
a Delaware limited liability company
By:    Kilroy Realty, L.P.,
a Delaware limited partnership
Its Sole Member

By:	Kilroy Realty Corporation,
a Maryland Corporation
Its General Partner
By: /s/ Eileen S. Kong
Name: Eileen S. Kong
Title: Senior Portfolio Manager

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Acknowledged and Agreed:
SYNOPSYS, INC.,
a Delaware corporation

By: /s/ Jan Collison
Name:	Jan Collison
Title: Senior Vice President, Human Resources and Facilities